Exhibit 99.6

FOUR OAKS FINCORP, INC.
NOMINEE HOLDER CERTIFICATION
The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of Four Oaks Fincorp, Inc. (the “Company”) pursuant to the rights offering described and provided for in the Company’s registration statement, as amended, and final prospectus dated [●], 2014 (the “Prospectus”), hereby certifies to the Company, Registrar and Transfer Company, as subscription agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the oversubscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding oversubscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Shares Subscribed For Pursuant to Oversubscription Privilege
1. 2. 3. 4. 5. 6. 7. 8. 9. 10.

Provide the following information if applicable:
Depository Trust Company (“DTC”)
Participant Number: __________________________________________
Participant Name: ____________________________________________
By: _______________________________________________________
Name: _____________________________________________________
Title: ______________________________________________________
DTC Basic Subscription Confirmation Number(s)